                                                                      Exhibit 16

March 29, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were  previously  principal  accountants  for Tidel  Technologies,  Inc. (the
Company) and, under the date of January 10, 2003, except as to Note 17, which is as of January 28, 2005, we reported on the consolidated  financial statements of
Tidel  Technologies,  Inc.  and  subsidiaries  as of and  for  the  years  ended
September 30, 2002 and 2001.  On March 24, 2005,  our  appointment  as principal accountants was terminated. We have read the Company's statements included under
Item  4.01 of its Form  8-K  dated  March  24,  2005,  and we  agree  with  such statements,  except that we are not in a position to agree or disagree  with the
Company's  statements that (a) the change was approved by the Audit Committee of the  Company's  Board of  Directors,  (b) that the Company has not  prepared any financial  statements for the fiscal years ended September 30, 2003 and 2004, or for any interim  periods  within  those  years,  (c) the Company  engaged Hein &
Associates LLP as the Company's  principal  accountants,  or (d) the Company did not  consult  with  Hein &  Associates  LLP  with  respect  to  either  (i)  the
application  of  accounting  principles  to  a  specified  transaction,   either
completed or proposed;  (ii) the type of audit opinion that might be rendered on the  Company's  financial  statements;  or (iii) any matter  that was either the subject of disagreement (as defined in Item  304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

                                         Very truly yours,

                                         /s/ KPMG LLP